Exhibit 99.3

                   Appraisal Agreement with RP Financial, LC.

RP FINANCIAL, LC.
--------------------------------------------
Financial Services Industry Consultants



                                                                   April 7, 1999



Board of Directors
Everett Mutual Bank
2707 Colby Avenue, Suite 600
Everett, Washington  98201

Dear Members of the Board:

         This letter sets forth the agreement between Everett Mutual Bank, Everett, Washington ("Everett Mutual" or the "Bank"), a wholly-owned subsidiary of Everett Mutual Bancshares, MHC (the "MHC"), and RP Financial, LC. ("RP Financial") for the independent appraisal services pertaining to the stock conversion transaction, whereby the Bank will become a wholly-owned subsidiary of a stock holding company. The specific appraisal services to be rendered by RP Financial are described below. These appraisal services will be rendered by a team of two to three senior consultants on staff and will be directed by the undersigned.


Description of Conversion Appraisal Services

         Prior to preparing the valuation report, RP Financial will conduct a financial due diligence, including on-site interviews of senior management and reviews of financial and other documents and records, to gain insight into the Bank's operations, financial condition, profitability, market area, risks and various internal and external factors which impact the pro forma value of the Bank. RP Financial will prepare a written detailed valuation report of Everett Mutual which will be fully consistent with applicable regulatory guidelines and standard pro forma valuation practices, and will incorporate the pro forma impact of assets at the MHC level. The appraisal report will include an in-depth analysis of the Bank's financial condition and operating results, as well as an assessment of the Bank's interest rate risk, credit risk and liquidity risk. The appraisal report will describe the Bank's business strategies, market area, prospects for the future and the intended use of proceeds both in the short term and over the longer term. A peer group analysis relative to publicly-traded savings institutions will be conducted for the purpose of determining appropriate valuation adjustments relative to the group. We will review pertinent sections of the applications and conversion documents to obtain necessary data and information for the appraisal, including the impact of key deal elements on the appraised value, such as dividend policy, use of proceeds and reinvestment rate, tax rate, conversion expenses and characteristics of stock plans. The appraisal report will conclude with a midpoint pro forma value which will establish the range of value, and reflect the conversion size determined by the Bank's Board of Directors. The appraisal report may be periodically updated throughout the conversion process and there will be at least one updated valuation prepared at the time of the closing of the conversion.



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Board of Directors
April 7, 1999
Page 2


         RP Financial agrees to deliver the valuation appraisal and subsequent updates, in writing, to Everett Mutual at the above address in conjunction with the filing of the regulatory application. Subsequent updates will be filed promptly as certain events occur which would warrant the preparation and filing of such valuation updates. Further, RP Financial agrees to perform such other services as are necessary or required in connection with the regulatory review of the appraisal and respond to the regulatory comments, if any, regarding the valuation appraisal and subsequent updates.


Fee Structure and Payment Schedule

         Everett Mutual agrees to pay RP Financial a fixed fee of $35,000 for these appraisal services, plus reimbursable expenses. Payment of these fees shall be made according to the following schedule:

          o $5,000 upon execution of the letter of agreement engaging RP Financial's appraisal services;

          o    $25,000 upon delivery of the completed original appraisal report;
               and

          o $5,000 upon completion of the conversion to cover all subsequent valuation updates that may be required, provided that the transaction is not delayed for reasons described below.


         The Bank will reimburse RP Financial for out-of-pocket expenses incurred in preparation of the valuation. Such out-of-pocket expenses will likely include travel, printing, telephone, facsimile, shipping, computer and data services. RP Financial will agree to limit reimbursable expenses in connection with this engagement and in connection with the preparation of a regulatory business plan as described in the accompanying letter, subject to written authorization from the Bank to exceed such level.

         In the event Everett Mutual shall, for any reason, discontinue the proposed conversion prior to delivery of the completed documents set forth above and payment of the respective progress payment fees, Everett Mutual agrees to compensate RP Financial according to RP Financial's standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the respective fee caps noted above, after giving full credit to the initial retainer fee. RP Financial's standard billing rates range from $75 per hour for research associates to $250 per hour for managing directors.

         If during the course of the proposed transaction, unforeseen events occur so as to materially change the nature or the work content of the services described in this contract, the terms of said contract shall be subject to renegotiation by Everett Mutual and RP Financial. Such unforeseen events shall include, but not be limited to, major changes in the conversion regulations, appraisal guidelines or processing procedures as they relate to appraisals, major changes in


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Board of Directors
April 7, 1999
Page 3


management or procedures, operating policies or philosophies, and excessive delays or suspension of processing of conversion applications by the regulators such that completion of the transaction requires the preparation by RP Financial of a new appraisal or financial projections.


Representations and Warranties

         Everett Mutual and RP Financial agree to the following:

         1. The Bank agrees to make available or to supply to RP Financial such information with respect to its business and financial condition as RP Financial may reasonably request in order to provide the aforesaid valuation. Such information heretofore or hereafter supplied or made available to RP Financial shall include: annual financial statements, periodic regulatory filings and material agreements, debt instruments, off balance sheet assets or liabilities, commitments and contingencies, unrealized gains or losses and corporate books and records. All information provided by the Bank to RP Financial shall remain strictly confidential (unless such information is otherwise made available to the public), and if the conversion are not consummated or the services of RP
Financial are terminated hereunder, RP Financial shall upon request promptly return to the Bank the original and any copies of such information.

         2. The Bank hereby represents and warrants to RP Financial that any information provided to RP Financial does not and will not, to the best of the Bank's knowledge, at the times it is provided to RP Financial, contain any untrue statement of a material fact or fail to state a material fact necessary to make the statements therein not false or misleading in light of the circumstances under which they were made.

         3. (a) The Bank agrees that it will indemnify and hold harmless RP Financial, any affiliates of RP Financial, the respective directors, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under this agreement (hereinafter referred to as "RP Financial"), from and against any and all losses, claims, damages and liabilities (including, but not limited to, all losses and expenses in connection with claims under the federal securities laws) attributable to (i) any untrue statement or alleged untrue statement of a material fact contained in the financial statements or other information furnished or otherwise provided by the Bank to RP Financial, either orally or in writing; (ii) the omission or alleged omission of a material fact from the financial statements or other information furnished or otherwise made available by the Bank to RP Financial; or (iii) any action or omission to act by the Bank, or the Bank's respective officers, Directors, employees or agents which action or omission is willful or negligent. The Bank will be under no obligation to indemnify RP Financial hereunder if a court determines that RP Financial was negligent or acted in bad faith with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought hereunder. Any time devoted by employees of RP Financial to situations for which indemnification is provided hereunder, shall be an indemnifiable cost payable by the Bank at the normal hourly professional rate chargeable by such employee.

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Board of Directors
April 7, 1999
Page 4


          (b) RP Financial shall give written notice to the Bank of such claim or facts within thirty days of the assertion of any claim or discovery of material facts upon which RP Financial intends to base a claim for indemnification hereunder. In the event the Bank elects, within ten business days of the receipt of the original notice thereof, to contest such claim by written notice to RP Financial, RP Financial will be entitled to be paid any amounts payable by the Bank hereunder within five days after the final determination of such contest either by written acknowledgement of the Bank or a final judgment (including all appeals therefrom) of a court of competent jurisdiction. If the Bank does not so elect, RP Financial shall be paid promptly and in any event within thirty days after receipt by the Bank of the notice of the claim.

          (c) The Bank shall pay for or reimburse the reasonable expenses, including attorneys' fees, incurred by RP Financial in advance of the final disposition of any proceeding within thirty days of the receipt of such request if RP Financial furnishes the Bank: (1) a written statement of RP Financial's good faith belief that it is entitled to indemnification hereunder; and (2) a written undertaking to repay the advance if it ultimately is determined in a final adjudication of such proceeding that it or he is not entitled to such indemnification. The Bank may assume the defense of any claim (as to which notice is given in accordance with 3(b)) with counsel reasonably satisfactory to RP Financial, and after notice from the Bank to RP Financial of its election to assume the defense thereof, the Bank will not be liable to RP Financial for any legal or other expenses subsequently incurred by RP Financial (other than reasonable costs of investigation and assistance in discovery and document production matters). Notwithstanding the foregoing, RP Financial shall have the right to employ their own counsel in any action or proceeding if RP Financial shall have concluded that a conflict of interest exists between the Bank and RP Financial which would materially impact the effective representation of RP Financial. In the event that RP Financial concludes that a conflict of interest exists, RP Financial shall have the right to select counsel reasonably satisfactory to the Bank which will represent RP Financial in any such action or proceeding and the Bank shall reimburse RP Financial for the reasonable legal fees and expenses of such counsel and other expenses reasonably incurred by RP Financial. In no event shall the Bank be liable for the fees and expenses of more than one counsel, separate from its own counsel, for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same allegations or circumstances. The Bank will not be liable under the foregoing indemnification provision in respect of any compromise or settlement of any action or proceeding made without its consent, which consent shall not be unreasonably withheld.

          (d) In the event the Bank does not pay any indemnified loss or make advance reimbursements of expenses in accordance with the terms of this agreement, RP Financial shall have all remedies available at law or in equity to enforce such obligation.

         It is understood that, in connection with RP Financial's above-mentioned engagement, RP Financial may also be engaged to act for the Bank in one or more additional capacities, and that the terms of the original engagement may be incorporated by reference in one or more separate agreements. The provisions of Paragraph 3 herein shall apply to the original engagement, any such additional engagement, any modification of the original engagement or such additional engagement and shall remain in full force and effect following the completion or termination of


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Board of Directors
April 7, 1999
Page 5



RP Financial's engagement(s). This agreement constitutes the entire understanding of the Bank and RP Financial concerning the subject matter addressed herein, and such contract shall be governed and construed in accordance with the laws of the Commonwealth of Virginia. This agreement may not be modified, supplemented or amended except by written agreement executed by both parties.

         Everett Mutual and RP Financial are not affiliated, and neither Everett Mutual nor RP Financial has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other.

                              * * * * * * * * * * *

         Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter, together with the initial retainer fee of $5,000.


                                             Sincerely,


                                             /s/ Ronald S. Riggins
                                             -----------------------------------
                                                 Ronald S. Riggins
                                                 President and Managing Director




Agreed To and Accepted By:    Michael B. Hansen   /s/ Michael B. Hansen
                                                  ------------------------------
                                           President and Chief Executive Officer

Upon Authorization by the Board of Directors For:        Everett Mutual Bank
                                                         Everett, Washington


Date Executed:    April 12, 1999

RP FINANCIAL, LC.
---------------------------------------------
Financial Services Industry Consultants


                                                                   April 7, 1999



Board of Directors
Everett Mutual Bank
2707 Colby Avenue, Suite 600
Everett, Washington  66603-3809

Dear Members of the Board:

         This letter sets forth the agreement between Everett Mutual Bank, Everett, Washington ("Everett Mutual" or the "Bank"), a wholly-owned subsidiary of Everett Mutual Bancshares, MHC (the "MHC"), and RP Financial, LC. ("RP Financial"), whereby the Bank has engaged RP Financial to prepare the regulatory business plan and financial projections to be adopted by the Bank's Board of Directors in conjunction with the stock conversion transaction, whereby the Bank will become a wholly-owned subsidiary of a stock holding company. These services are described in greater detail below.


Description of Proposed Services

         RP Financial's  business  planning  services will include the following areas: (1) evaluating Everett Mutual's current financial and operating condition, business strategies and anticipated strategies in the future; (2) analyzing and quantifying the impact of business strategies, incorporating the use of net conversion proceeds both in the short and long term; (3) preparing detailed financial projections on a quarterly basis for a period of at least three fiscal years to reflect the impact of Board approved business strategies and use of proceeds; (4) preparing the written business plan document which conforms with applicable regulatory guidelines including a description of the use of proceeds and how the convenience and needs of the community will be addressed; and (5) preparing the detailed schedules of the capitalization of the Bank and holding company and related cash flows and the integration of the MHC assets as a result of the conversation transaction.

         Contents of the business plan will include: Philosophy/Goals; Economic Environment and Background; Lending, Leasing and Investment Activities; Deposit, Savings and Borrowing Activity; Asset and Liability Management; Operations; Records, Systems and Controls; Growth, Profitability and Capital; Responsibility for Monitoring this Plan.

         RP Financial agrees to prepare the business plan and accompanying financial projections in writing such that the business plan can be filed with the appropriate regulatory agencies prior to filing the appropriate applications.


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Board of Directors
April 7, 1999
Page 2



Fee Structure and Payment Schedule

         The Bank agrees to compensate RP Financial for preparation of the business plan on a fixed fee basis of $10,000. Payment of the professional fees shall be made upon delivery of the completed business plan.

         The Bank also agrees to reimburse RP Financial for those direct out-of-pocket expenses necessary and incidental to providing the business planning services. Reimbursable expenses will likely include shipping, telephone/facsimile printing, computer and data services, and shall be paid to RP Financial as incurred and billed. RP Financial will agree to limit reimbursable expenses in conjunction with the appraisal engagement, subject to written authorization from the Bank to exceed such level.

         In the event the Bank shall, for any reason, discontinue this planning engagement prior to delivery of the completed business plan and payment of the progress payment fee, the Bank agrees to compensate RP Financial according to RP Financial's standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the fixed fee described above, plus reimbursable expenses incurred.

         If during the course of the planning engagement, unforeseen events occur so as to materially change the nature or the work content of the business planning services described in this contract, the terms of said contract shall be subject to renegotiation by the Bank and RP Financial. Such unforeseen events may include changes in regulatory requirements as it specifically relates to Everett Mutual or potential transactions which will dramatically impact the Bank such as a pending acquisition or branch transaction.


                              * * * * * * * * * * *


         Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter.


                                             Sincerely,



                                             /s/ Ronald S. Riggins
                                             -----------------------------------
                                                 Ronald S. Riggins
                                                 President and Managing Director



Agreed To and Accepted By:     Michael B. Hansen   /s/ Michael B. Hansen
                                                   -----------------------------
                                           President and Chief Executive Officer

Upon Authorization by the Board of Directors For:        Everett Mutual Bank
                                                         Everett, Washington


Date Executed:    April 12, 1999